UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 23, 2009

FORTUNE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 23, 2009, P. Andy Rayl, Chief Operating Officer of Fortune Industries, Inc. (the “Company”) entered into a Rule 10b5-1 sales plan (the “Plan”) with a broker to sell a specified number of shares of the Company’s common stock.  Mr. Rayl entered into the Plan in order to satisfy his tax liability incurred as a result of the stock grant pursuant to his Employment Agreement.  As of the effective date of the Plan, Mr. Rayl owned a total of 200,900 shares of Company common stock.

As a result of the immediate satisfaction of the requirements of the Plan, the Plan was terminated on the same day it was initiated, November 23, 2009.  Mr. Rayl sold a total of 27,605 shares of Company common stock.  Mr. Rayl owns a total of 173,295 shares of Company common stock as of the time of the termination of the Plan.

A Statement of Changes in Beneficial Ownership of Securities on Form 4 will be filed with the United States Securities and Exchange Commission as required in connection with transactions completed under the Plan, and all shares were sold in the open market at prevailing market prices and subject to minimum price thresholds specified in the Plan.

The Plan was adopted in accordance with the Company’s Inside Information and Securities Transactions Policy and is intended to comply with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of Company stock.  After adoption of a 10b5-1 plan, the officer or director has no further involvement in carrying out the trades under the plan.

The Plan was adopted during an authorized trading period at a time when Mr. Rayl was not in possession of material, non-public information.

The Company does not undertake to report other Rule 10b5-1 plans established by officers or directors of the Company, or to report modifications or terminations of, or transactions or other activities under, any Rule 10b5-1 plan relating to the Company’s common stock, except to the extent required by law.

Item 9.01. Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      FORTUNE INDUSTRIES, INC.

Date: November 24, 2009                                                       By: /s/ John F. Fisbeck
                                                                                               John F. Fisbeck
                                                                                               Chief Executive Officer